Exhibit 8.1

LIST OF SIGNIFICANT SUBSIDIARIES AND VIES

Subsidiaries	Place of Incorporation
Cheetah Technology Corporation Limited	Hong Kong
Beijing Kingsoft Internet Security Software Co., Ltd.	People’s Republic of China
Conew Network Technology (Beijing) Co., Ltd.	People’s Republic of China
Hongkong Zoom Interactive Network Marketing Technology Limited	Hong Kong
Cheetah Information Technology Company Limited	Hong Kong
Cheetah Mobile Singapore Pte. Ltd.	Singapore
Multicloud Limited	Hong Kong
Beijing Kingsoft Cheetah Technology Co., Ltd.	People’s Republic of China
Jingdezhen Jibao Information Service Co., Ltd.	People’s Republic of China
Japan Kingsoft Inc.	Japan
Zhuhai Baoqu Technology Co., Ltd.	People’s Republic of China
Zhuhai Baobaohong Technology Co., Ltd	People’s Republic of China
Zhuhai Baohaowan Technology Co., Ltd.	People’s Republic of China
Beijing Orion Star Technology Co., Ltd.	People’s Republic of China
Hongkong Cheetah Mobile Technology Limited	Hong Kong
Conew.com Corporation	British Virgin Islands
Cheepop Inc.	Cayman
Cheetah Mobile Seal Inc.	Cayman
Cheetah Mobile Calls Hong Kong Limited	Hong Kong
Zhuhai Juntian Electronic Technology Co., Ltd.	People’s Republic of China
Variable Interest Entities
Beijing Conew Technology Development Co., Ltd.	People’s Republic of China
Beijing Cheetah Mobile Technology Co., Ltd.	People’s Republic of China
Beijing Cheetah Network Technology Co., Ltd.	People’s Republic of China